SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CARING PRODUCTS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	98-0134875
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2533 North Carson Street Carson City, Nevada	89706
(Address of principal executive offices)	(Zip Code)

2002 Consultant Stock Plan
(Full title of the plan)

John Robinson
2533 North Carson Street
Carson City, Nevada 89706
(Name and address of agent for service)

(775) 841-3246
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock	5,000,000	$1.73	$8,650,000	$795.80

(1)
Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2)
Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on July 24, 2002, as reported on the OTC Electronic Bulletin Board.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement:

(a) The Annual Report on Form 10-KSB for the fiscal year ended March 31, 2002, filed by the registrant with the Securities and Exchange Commission (the “Commission”) on July 12, 2002, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b) The description of the registrant’s common stock, which is included in amendment no. 1 to the registration statement on Form SB-2, file no. 333-35239, filed with the Commission on October 29, 1997.

(c) In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Pollet, Richardson & Patel, A Law Corporation, has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, principals in the law firm, are eligible to receive shares of the Company’s common stock pursuant to this Form S-8 registration statement.

Item 6. Indemnification of Directors and Officers.

Our Certificate of Incorporation, as amended, limits the liability of its directors to the fullest extent permitted by the Delaware General Corporation law. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for liability for (i) any breach of the duty of loyalty to us or our shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, or

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(iv) any transaction from which the director derives an improper personal benefit. Our bylaws provide for the indemnification of our officers and directors to the maximum extent permitted by Delaware law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.	Opinion regarding legality

23.1	Consent of Grant Thornton LLP

23.2	Consent of Pollet, Richardson & Patel (included in Exhibit 5)

99.	2002 Consultant Stock Plan

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carson City, State of Nevada, on this 26th day of July, 2002.

CARING PRODUCTS INTERNATIONAL, INC.

By:	/s/ JOHN ROBINSON
John Robinson, Chairman, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: July 26, 2002
By:	/s/ JOHN ROBINSON
John Robinson, Chairman, Chief Executive Officer, Director

Dated: July 26, 2002
By:	/s/ JULIE SEAMAN
Julie Seaman, Treasurer, Director

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INDEX TO EXHIBITS

Exhibit Number	Description

5.	Opinion regarding legality

23.1	Consent of Grant Thornton LLP

23.2	Consent of Pollet, Richardson & Patel (included in Exhibit 5)

99.	2002 Consultant Stock Plan

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